Government of Sharjah حكـومـة الشـــارقـة
هيئـة المنطقـة الحرة بالحـمريـة
HAMRIYAH FREE ZONE AUTHORITY

168194
SCANNED F& A

06th September, 2018
Ref.: HFZ/FIN/15727/18

**Quality International Co. Ltd FZC**
License No.: 4378,4379
P.O.Box: 50622,
Hamriyah Free Zone
Sharjah, U.A.E.
Tel: **97167480511**
Mob: **971504624140** Fax: **06-5134105**

RRP-2871

Kind Attn.: Mr. Ramakrishnan S Kodapully

Dear Sir,

**Sub: Rent Revision - Plot Phase 2 - 6C-03 (49,179sq.m.)**
Ref.: Your letter MD/08/2018 dated 15/08/2018

Following your meeting with our Chairman, we are pleased to restructure your land lease rent for the next 5 years.

In accordance with the above, rent for the next 5 years will now be as follows:

| Year | Rate/sqm. (AED) | Gross Rent (AED) | Rent Holiday/ Discount (AED) | Net Rent (AED) | Effective rate/sqm. |
|---|---|---|---|---|---|
| 11/09/2018 – 10/09/2019 | 30 | 1,385,370 | 230,895 | 1,154,475 | 25 |
| 11/09/2019 – 10/09/2020 | 30 | 1,385,370 | 230,895 | 1,154,475 | 25 |
| 11/09/2020 – 10/09/2021 | 30 | 1,385,370 | 230,895 | 1,154,475 | 25 |
| 11/09/2021 – 10/09/2022 | 30 | 1,385,370 | 230,895 | 1,154,475 | 25 |
| 11/09/2022 – 10/09/2023 | 30 | 1,385,370 | 230,895 | 1,154,475 | 25 |

In the event of company termination during the next 5 years, the rent holiday/discount, if any provided will be reversed in full.

We look forward to your acceptance of the above lease rates. Kindly contact Leasing & Licencing Dept. (Ms. Haya 06 5133434 or haya.alkhayal@hfza.ae) to amend the lease agreement with the new rates.

Yours sincerely,

**T V RAMESH**
Chief Financial Officer

Cc: Director, MSC, L&L Dept